November 12, 2015

RAVE Restaurant Group, Inc. Reports First Fiscal Quarter Financial Results
Continued revenue growth, store count and restaurant operating cash flow for Pie Five Pizza Co.

Dallas, Texas – RAVE Restaurant Group, Inc. (NASDAQ:RAVE) today reported financial results for the first quarter of fiscal 2016 ended September 27, 2015.

First Quarter Highlights:

•	Total consolidated revenue increased 28.6% to $14.5 million compared to $11.3 million in the first quarter of fiscal 2015.
•	Pie Five comparable store retail sales increased 1.5% from the same period of the prior year.
•	Pie Five system-wide total retail sales increased 163%, and average weekly sales declined 4.0%, year over year.
•	Pizza Inn domestic comparable store retail sales decreased 1.1% from the same period of the prior year, while total domestic retail sales decreased by 4.0%.
•
Net loss of $0.6 million was $0.3 million greater than the same quarter of the prior year primarily due to increased pre-opening expenses, as well as other costs to support the growth of the Pie Five platform.

•	Adjusted EBITDA remained flat at $0.2 million compare to the same quarter of the prior year.
•	Restaurant operating cash flow increased to $0.6 million from $0.4 million in the same period of the prior year.
•	Net addition of 14 Pie Five restaurants during the quarter brought the total Pie Five restaurants open at the end of the quarter to 68.

RAVE Restaurant Group, Inc. (NASDAQ:RAVE) today announced results for its first quarter ended September 27, 2015.  The Company’s net loss of $0.6 million in the first quarter was $0.3 million greater than the comparable period in the prior fiscal year primarily due to increased pre-opening expenses, as well as other costs to support the growth of the Pie Five platform.  Adjusted EBITDA for the period remained flat at $0.2 million.

"Our overall performance was as expected for the quarter," said Randy Gier, Chief Executive Officer for Rave Restaurant Group, Inc.  “We recently entered several new corporate store markets for Pie Five and incurred additional expenses related to that extension of our growth plan.  In the meantime, our franchisees continue to build on their success by accelerating the expansion of Pie Five in dozens of markets across the country.”

First Quarter Fiscal 2016 Operating Results

Total revenues for the first quarter of fiscal 2016 and the comparable prior year quarter were $14.5 million and $11.3 million, respectively, an increase of 28.6% year over year.  Additional franchise development fees previously received from Pie Five franchisees have been deferred and will be recognized as future restaurants are opened.  Pizza Inn domestic comparable store retail sales decreased 1.1% from the same period in the prior year.

For Pie Five, system-wide retail sales increased 163% for the first quarter of fiscal 2016 when compared to the same period in the prior year driven by a 171% increase in average units open, while system-wide average weekly sales decreased by 4.0%.  The decrease in average weekly sales was due primarily to Company-owned stores opened in new large metropolitan markets where brand recognition has not yet been established.  This impact was partially offset by higher-than-average volume openings in the Dallas/Fort Worth market and in franchised markets.  Comparable store retail sales increased by 1.5% for the most recent fiscal quarter compared to the same period in the prior year.

“Pie Five comps in the first quarter decelerated towards the end of the period due to modest cannibalization caused by several new stores in the DFW market and a shift in the timing and scope of TV advertising as compared to the prior year period,” said Gier. “So far in the current quarter we have experienced slightly negative comps, in comparison to double-digit positive comps in the prior year, while continuing to maintain flat pricing on pizzas.”

Development Review

In the first quarter of fiscal 2016, 14 new Pie Five restaurants were opened, comprised of six Company-owned restaurants and eight franchised restaurants, bringing the fiscal quarter-end total unit count to 68 restaurants.  In the first quarter the Company signed 4 new franchise development agreements for up to 88 additional Pie Five restaurants across six states.  So far in the current quarter the company has signed one new franchise development agreement for up to 10 Pie Five restaurants.  The Company currently has franchise restaurant development commitments totaling over 450 Pie Five restaurants.

"We are very pleased that our pipeline for store openings and new franchisees continues to grow at a rapid pace," said Gier. “We expect to end the current quarter with at least 80 Pie Five restaurants operating and, based on currently executed leases and site development progress to date, we expect the Pie Five system to cross over the 100-restaurant mark late in our third fiscal quarter.  Because our pipeline has a high mix of sites in ground-up developments the opening schedule is susceptible to variations in the timelines of real estate developers, especially around the holidays.”

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures in evaluating operating performance.  These non-GAAP financial measures should not be viewed as an alternative or substitute for its financial statements prepared in accordance with generally accepted accounting principles.  Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, stock compensation expense, pre-opening expense, gain/loss on sale of assets, costs related to closed restaurants and impairment charges.  A reconciliation of Adjusted EBITDA to net income is included with the accompanying financial statements.

Note Regarding Forward Looking Statements

Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created thereby. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties and assumptions.  Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of RAVE Restaurant Group, Inc.  Although the assumptions underlying these forward-looking statements are believed to be reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any forward-looking statements will prove to be accurate.  In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that the objectives and plans of RAVE Restaurant Group, Inc. will be achieved.

About RAVE Restaurant Group, Inc.

Founded in 1958, Dallas-based RAVE Restaurant Group [NASDAQ: RAVE] owns, operates and franchises more than 300 Pie Five Pizza Co. and Pizza Inn restaurants domestically and internationally. Pie Five Pizza Co. is a leader in the rapidly growing fast-casual pizza space offering made-to-order pizzas ready in under five minutes. Pizza Inn is an international chain featuring freshly made pizzas, along with salads, pastas, and desserts. The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “RAVE”. For more information, please visit www.raverg.com.

Contact:
Investor Relations
RAVE Restaurant Group, Inc.
469-384-5000

RAVE RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 27,	September 28,
	2015	2014

REVENUES:	$14,536	$11,306

COSTS AND EXPENSES:
Cost of sales	12,350	9,614
General and administrative expenses	1,569	1,109
Franchise expenses	859	715
Pre-opening expenses	432	35
Bad debt	103	79
Interest expense	1	107
Total costs and expenses	15,314	11,659

LOSS FROM CONTINUING OPERATIONS BEFORE TAXES	(778)	(353)
Income tax benefit	(258)	(115)
LOSS FROM CONTINUING OPERATIONS	(520)	(238)

Loss from discontinued operations, net of taxes	(37)	(28)
NET LOSS	$(557)	$(266)

LOSS PER SHARE OF COMMON STOCK - BASIC:
Loss from continuing operations	$(0.05)	$(0.03)
Loss from discontinued operations	-	-
Net loss	$(0.05)	$(0.03)

LOSS PER SHARE OF COMMON STOCK - DILUTED:

Loss from continuing operations	$(0.05)	$(0.03)
Loss from discontinued operations	-	-
Net loss	$(0.05)	$(0.03)

Weighted average common shares outstanding - basic	10,342	9,291

Weighted average common and
potential dilutive common shares outstanding	10,954	9,865

RAVE RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	September 27,	June 28,
ASSETS	2015 (unaudited)	2015

CURRENT ASSETS
Cash and cash equivalents	$3,916	5,958
Accounts receivable, less allowance for bad debts
accounts of $272 and $193, respectively	3,357	3,437
Notes receivable	21	24
Inventories	213	180
Income tax receivable	212	492
Deferred income tax assets	812	729
Prepaid expenses and other	834	872
Total current assets	9,365	11,692

LONG-TERM ASSETS
Property, plant and equipment, net	13,097	10,020
Long-term notes receivable	121	119
Long-term deferred tax asset	2,062	1,864
Deposits and other	274	276
Total assets	$24,919	$23,971

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable - trade	$3,289	2,875
Accrued expenses	1,227	1,267
Deferred rent	250	155
Deferred revenues	247	374
Total current liabilities	5,013	4,671

LONG-TERM LIABILITIES
Deferred rent, net of current portion	985	893
Deferred revenues, net of current portion	1,415	1,166
Deferred gain on sale of property	3	9
Other long-term liabilities	26	22
Total liabilities	7,442	6,761

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Common stock, $.01 par value; authorized 26,000,000
shares; issued 17,433,035 and 17,374,735 shares, respectively;
outstanding 10,313,635 and 10,255,335 shares, respectively	174	174
Additional paid-in capital	25,524	24,700
Retained earnings	16,415	16,972
Treasury stock at cost	(24,636)	(24,636)
Shares in treasury: 7,119,400
Total shareholders' equity	17,477	17,210
	$24,919	$23,971

RAVE RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	September 27,	September 28,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(557)	$(266)
Adjustments to reconcile net loss to
cash provided by (used in) operating activities:
Depreciation and amortization	517	376
Stock compensation expense	45	23
Deferred income taxes	(281)	(136)
Provision for bad debt	103	79
Changes in operating assets and liabilities:
Notes and accounts receivable	258	77
Inventories	(33)	(157)
Accounts payable - trade	414	(682)
Accrued expenses	151	(15)
Deferred revenue	116	168
Prepaid expenses and other	10	(209)
Cash provided by (used in) operating activities	743	(742)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,564)	(530)
Cash used in investing activities	(3,564)	(530)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of stock	779	1,196
Repayments of bank debt	-	(767)
Cash provided by financing activities	779	429

Net increase (decrease) in cash and cash equivalents	(2,042)	(843)
Cash and cash equivalents, beginning of period	5,958	2,796
Cash and cash equivalents, end of period	$3,916	$1,953

RAVE RESTAURANT GROUP, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands)
(Unaudited)

	Three Months Ended
	September 27,	September 28,
	2015	2014
Net loss	$(557)	$(266)
Interest expense	1	107
Income Taxes	(258)	(115)
Income Taxes--Discontinued Operations	(19)	(14)
Depreciation and amortization	517	376
EBITDA	$(316)	$88
Stock compensation expense	45	23
Pre-opening costs	432	35
Asset disposals, closure costs and restaurant impairment	67	57
Adjusted EBITDA	$228	$203